Exhibit 10.15
L E A S E
          THIS LEASE, dated March 15, 2003, is made and entered into by the Landlord and Tenant named herein who, in consideration of the covenants herein contained, agree as follows:
ARTICLE I — BASIC TERMS, SCHEDULES, DEFINITIONS
1.1	Basic Terms

(a)	(i)	Landlord: ACHESON PROPERTIES LTD.

	(ii)	Address of Landlord:

#2, 53016 - Hwy. 60
Acheson Industrial Park
Spruce Grove Alberta T7X 3G7

(b)	(i)	Tenant: NORTH AMERICAN CONSTRUCTION GROUP INC.

	(ii)	Address of Tenant:

#2, 53016 - Hwy. 60
Acheson Industrial Park
Spruce Grove Alberta T7X 3G7

(c)		Address of Premises:

2010 Industrial Drive
Sherwood Industrial Park
Regina, Saskatchewans

(d) Legal Description: Lot 5, Block S, Plan 79R05960 Extension 0
Surface Parcel 110859565

(e)	(i)	Term: 5 years

	(ii)	Commencement Date: March 15, 2003

(f) Minimum Rent: $3,000.00 per month

Lease Years	$/Annum	$/Month

5	$36,000.00	$3,000.00
		per month

(g)	Permitted Use of Premises: Administration and operation of construction company, including repair and maintenance of heavy equipment.

          The foregoing Basic Terms are hereby approved by the parties and each reference in this Lease to any of the Basic Terms shall be construed to include the provisions set forth above as well as all of the additional terms and conditions of the applicable sections of this Lease where such Basic Terms are more fully set forth.
1.2	Schedules

All schedules to this Lease are incorporated into and form an integral part of this Lease.

1.3	Definitions

In this Lease, the words, phrases and expressions set forth in Schedule “B” are used with the meanings defined therein.
ARTICLE 2 — GRANT OF LEASE
2.1	Demise
          The Landlord, being registered as owner of the Premises legally described in Section 1.1(d), subject, however, to such mortgages and encumbrances as are registered against title thereto as of the date hereof, does hereby lease to the Tenant, for the Term and upon and subject to the covenants and conditions hereinafter expressed, the Premises indicated on Schedule “A” hereto.
ARTICLE 3 — TERM, COMMENCEMENT, RENEWAL
3.1	Term
          The Term of this Lease shall be for the period set out in Section 1.1(e)(i), beginning on the Commencement Date.
ARTICLE 4 — RENT
4.1	Minimum Rent
          The Tenant shall pay to the Landlord in and for each Lease Year, Minimum Rent in the amount per annum set out in Section 1.1(f) for the respective Lease Year, by equal consecutive monthly instalments in the amount set out in Section 1.1(f) for such Lease Year.
4.2	Payment of Minimum Rent
          The first monthly instalment of Minimum Rent shall be paid on or before the Commencement Date and subsequent instalments of Minimum Rent shall be paid strictly in advance on the 15th day of each and every succeeding month throughout the Term.
4.3	Pro Rata Adjustment of Rent
     All rent shall be deemed to accrue from day to day, and if for any reason it shall become necessary to calculate rent for irregular periods of less than one (1) year or one (1) month, as the case may be, an appropriate pro rata adjustment shall be made in order to calculate rent for such irregular period.

4.4	Payments Generally
          All payments by the Tenant to the Landlord of whatsoever nature required or contemplated by this Lease shall be:
(a)	paid to the Landlord by the Tenant in lawful currency of Canada;

(b)	made when due hereunder, without prior demand therefor and without any set-off, compensation or deduction whatsoever, at the office of the Landlord at the Premises or such other place as the Landlord may designate from time to time to the Tenant;

(c)	applied towards amounts then outstanding hereunder, in such manner as the Landlord may, in its discretion, see fit, and without restricting the generality of the foregoing, no acceptance by the Landlord of any amount less than the full sum which is due and owing by the Tenant shall constitute an accord and satisfaction or oblige the Landlord to accept in full settlement, anything less than the full amount owing and outstanding at any time;

(d)	deemed to be rent, in partial consideration for which this Lease has been entered into, and shall be payable and recoverable as rent, such that the Landlord shall have all rights and remedies against the Tenant for default in making any such payment which may not be expressly said to be rent as the Landlord has for default in payment of rent; and

(e)	subject to an overdue charge if any such payment is not made when due, which charge shall be Additional Rent equal to the then existing Bank of Canada Prime Rate plus five (5%) per cent per annum on the overdue amount both before and after judgment payable with the next monthly instalment of Minimum Rent, all without prejudice to any other right or remedy of the Landlord.
4.5	Security Deposit
          The Tenant shall pay the Security Deposit to the Landlord which shall be retained by the Landlord without liability for interest thereon, as security for the due performance by the Tenant of its obligations under this Lease. The Security Deposit may be applied, in the Landlord’s discretion, to remedy any default by the Tenant hereunder, whether in respect to the payment of monies or otherwise, and in the absence of such default the Landlord shall return the Security Deposit to the Tenant at the expiration of the Term. If any or all of the Security Deposit is applied by the Landlord to remedy any default, then the Tenant shall forthwith upon written demand from the Landlord, remit to the Landlord such monies as are sufficient to restore the amount of money held on deposit by the Landlord to the original balance.
ARTICLE 5 — ADDITIONAL RENT
5.1	Intent of Lease
          It is the intent of the parties and agreed that this Lease shall be absolutely net to the Landlord such that, without limiting the generality of the foregoing, the Tenant shall pay for its own account, and without any variation, set-off or deduction, all amounts, charges, costs, duties, expenses, fees, rates, sums, taxes and increases therein in any way relating to the Premises as well as a share of the expenses relating to the operation of the Premises as set out in this Lease.
5.2 Additional Rent
          Without limiting the generality of the preceding Section, the Tenant shall pay to the Landlord as Additional Rent in each Lease Year the aggregate of:

(a)	the Property Taxes;

(b)	the Operating Costs;

(c)	the Sales Tax;

(d)	such other amounts, charges, costs, sums or increases therein as are required to be paid by the Tenant to the Landlord pursuant to this Lease in addition to Minimum Rent.
5.3	Estimate of Additional Rent
          The Landlord may, in respect of any or all of the items of Additional Rent, compute bona fide estimates of the amounts which are anticipated to accrue in the next following Lease Year, calendar year or fiscal year, or portion thereof, as the Landlord in its discretion may determine is the most appropriate period for each or all items of Additional Rent, and the Landlord may provide the Tenant with written notice of the amount of any such estimate.
5.4	Payment of Additional Rent
          With respect to any item of Additional Rent which the Landlord elects to estimate from time to time, following receipt of the written notice of the estimated amount thereof, the Tenant shall pay to the Landlord such amount, in equal consecutive monthly instalments throughout the applicable period with the monthly instalments of Minimum Rent. With respect to any item of Additional Rent which the Landlord has not elected to estimate from time to time, the Tenant shall pay to the Landlord the amount of such item of Additional Rent, determined pursuant to the applicable provisions of this Lease, forthwith upon receipt of an invoice therefor.
5.5	Adjustment of Additional Rent
          Within ninety (90) days of the end of each Lease Year, calendar year or fiscal year, or portion thereof, as the case may be, for which the Landlord has estimated any item of Additional Rent, the Landlord shall compute the actual amount of such item of Additional Rent, and make available to the Tenant for examination a statement of the gross amount of such item of Additional Rent, and the calculation of the Tenant’s share thereof for each year or portion thereof. If the actual amount of such item of Additional Rent, as set out in any such statement, exceeds the aggregate amount of the instalments paid by the Tenant in respect of such item, the Tenant shall pay to the Landlord the amount of the excess within fifteen (15) days of the receipt of such statement. If the contrary is the case, any such statement shall be accompanied by a refund to the Tenant of any such overpayment without interest, provided that the Landlord may first deduct from such refund any rent or other sum which is then owing by the Tenant or in arrears.
5.6	Review of Additional Rent
          No party hereto may claim a readjustment in respect of any item of Additional Rent whether paid or payable in instalments or otherwise, if based on any error of estimation, allocation, calculation or computation thereof, unless claimed in writing prior to the expiration of one (1) year from the conclusion of the period in respect of which such item of Additional Rent accrued.
ARTICLE 6 — TAXES
6.1	Tenant’s Taxes
          The Tenant shall pay promptly when due all business, sales, machinery, equipment and all other taxes, assessments, charges and rates, as well as any permit or license fees, attributable to the Premises or the property, business, sales or income of the Tenant in respect of the Premises.
6.2	Payment of Property Taxes
          The Tenant shall pay to the Landlord as Additional Rent the Property Taxes.
6.3	Increases in Property Taxes
          The Tenant shall pay to the Landlord as Additional Rent an amount equal to any increase in the Property Taxes by reason of any installation, alteration or use made in or to the Premises by or for the benefit of the Tenant or any assignee, concessionaire, licensee or subtenant of the Tenant.
6.4	Sales Tax
          The Tenant shall pay to the Landlord as Additional Rent, or as otherwise required by law, all Sales Tax. The Landlord shall determine on a reasonable basis the extent to which the Sales Tax is imposed by reason of any sum payable by the Tenant to the Landlord pursuant to any provisions of this Lease and any report of the Landlord’s chartered accountant for such purpose shall be conclusive as to the amount of any Sales Tax for any period to which such report relates.
ARTICLE 7 — OPERATING COSTS
7.1	Payment of Operating Costs
          The Tenant shall pay to the Landlord as Additional Rent the Operating Costs.
7.2	Increases in Costs
          The Tenant shall not do or omit, or permit to be done or omitted, upon or about the Premises, anything which shall cause the Operating Costs to be increased. If the Operating Costs shall be so increased, the Tenant shall pay to the Landlord as Additional Rent the amount of such increase.
ARTICLE 8 — UTILITIES, HVAC COSTS
8.1	Tenant’s Utilities
          The Tenant shall pay all rates, charges, costs and expenses as may be assessed or levied and at the rates so assessed or levied by all suppliers of utilities directly to the Premises.
ARTICLE 9 — INSURANCE
9.1	Tenant’s Insurance
(a)	The Tenant shall, during the whole of the Term and during such other time as the Tenant occupies the Premises, take out and maintain the following insurance, at the Tenant’s sole expense, in such form and with such companies as the Landlord may reasonably approve:
(i)	comprehensive general liability insurance applying to all operations of the Tenant and against claims for bodily injury, including death, and property damage or loss arising out of the use or occupation of the Premises, or the Tenant’s business on or about the Premises; such insurance shall include the Landlord as an additional insured and indemnify and protect both the Tenant and Landlord and shall contain a “cross liability” or “severability of interests” clause so that the Landlord and the Tenant may be insured in the same manner and to the same extent as if individual policies had been issued to each, and shall be for the amount of not less than One Million ($1,000,000.00) Dollars combined single limit or such other amount as may be reasonably required by the Landlord from time to time; such comprehensive general liability insurance shall, for the Tenant’s benefit only, include contractual liability and tenant’s legal liability insurance in a form and of a nature broad enough to insure the obligations imposed upon the Tenant under the terms of this Lease; and

(ii)	“all risks” insurance upon its merchandise, stock-in-trade, furniture, fixtures and improvements including leasehold improvements and upon all other property in the Premises owned by the Tenant or for which the Tenant is legally liable, and insurance upon all glass and plate glass in the Premises, against breakage and damage from any cause, all in an amount equal to the full replacement value thereof, which amount in the event of a dispute shall be determined by the decision of the Landlord.
(b)	The policies of insurance referred to above shall contain the following:
(i)	provisions that the Landlord is protected notwithstanding any act, neglect or misrepresentation of the Tenant which might otherwise result in the avoidance of a claim under such policies and such that such policies shall not be affected or invalidated by any act, omission or negligence of any third party which is not within the knowledge or control of the insured(s);

(ii)	provisions that such policies and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by the Landlord and that any coverage carried by the Landlord shall be excess coverage;

(iii)	all property insurance referred to above shall provide for waiver of the insurer’s rights of subrogation as against the Landlord;

(iv)	provisions that such policies of insurance shall not be cancelled without the insurer providing the Landlord with thirty (30) days written notice stating when such cancellation shall be effective.
(c)	Evidence satisfactory to the Landlord of all such policies of insurance shall be provided to the Landlord upon request.

(d)	The Tenant shall further during the whole of the Term maintain such other insurance in such amounts and in such sums as the Landlord may reasonably determine from time to time.
ARTICLE 10 — USE AND OCCUPATION
10.1	Quiet Enjoyment
          The Landlord covenants with the Tenant for quiet enjoyment, for so long as the Tenant is not in default hereunder, and except as provided herein.

10.2	Use
          The Premises shall be used for the purpose set forth in Section 1.1(h) and for no other purpose.
10.3	Covenant to Operate
          The Tenant shall throughout the whole of the Term continuously operate, occupy and utilize the entire Premises and conduct its business therein complying strictly with the provisions of this Lease. The Tenant acknowledges that the Landlord is executing this Lease in reliance upon the Tenant’s covenant herein contained and that such covenant is a material element inducing the Landlord to execute this Lease.
10.4	Compliance with Laws
          The Tenant shall carry on and conduct its business from the Premises in such manner as to comply with any and all statutes, by-laws, rules and regulations of any Federal, Provincial, Municipal or other competent authority for the time being in force, and shall not do anything upon the Premises in contravention thereof.
10.5	Nuisance
          The Tenant shall not do or permit to be done or omitted anything which could damage the Premises or injure or impede the business of the Tenant or of other tenants in the Premises or which shall or might result in any nuisance in or about the Premises, whether to the Landlord, or any other party, the whole as determined by the Landlord, acting reasonably. In any of the foregoing events, the Tenant shall forthwith remedy the same and if such thing or condition shall not be so remedied, the Landlord may, after such notice, if any, as the Landlord may deem appropriate in the circumstances, correct such situation at the expense of the Tenant and the Tenant shall pay such expense to the Landlord as Additional Rent.
ARTICLE 11 — HAZARDOUS SUBSTANCES ON THE PREMISES
11.1	Hazardous substances
          The Tenant shall not cause or permit any Hazardous Substance to be brought upon, kept or used in or about the Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld if the Tenant demonstrates to the Landlord’s reasonable satisfaction that such Hazardous Substance is reasonably necessary for the Tenant’s permitted use of the Premises and that it will be used, kept, stored and disposed of in a manner that complies with all Environmental Laws.
11.2	Compliance with Environmental Laws
(e)	The Tenant shall at the Tenant’s own expense comply with all Environmental Laws and shall make, obtain and deliver all reports and studies as required by any governmental agency, authority or any Environmental Laws.

(f)	The Tenant authorizes the Landlord to make inquiries from time to time of any governmental agency or authority in order to determine the Tenant’s compliance with the Environmental Laws. The Tenant covenants and agrees that it will from time to time provide to the Landlord such written authorization as the Landlord may reasonably require in order to facilitate the obtaining of such information.

(g)	The Tenant shall immediately advise the Landlord of any breach of any part of this Article or if any governmental agency or authority issues an order, notice, cancellation, amendment, charge, violation, ticket or other document concerning the release, investigation, clean up, remediation or abatement of any Hazardous Substance.
11.3	Clean Up or Removal
          If any government authority shall require the clean up or removal of any Hazardous Substance held, released, spilled, abandoned or placed upon the Premises or released into the environment by the Tenant in the course of the Tenant’s business or as a result of the Tenant’s use or occupancy of the Premises, then the Tenant shall, at its own expense, prepare and submit for approval all necessary studies, plans and proposals, shall provide all bonds and other security required by governmental authorities and shall forthwith carry out the work required. The Tenant shall keep the Landlord fully informed of the progress of the matter and shall provide to the Landlord full information with respect to proposed plans and comply with the Landlord’s reasonable requirements with respect to such plans. The Tenant further agrees that if the Landlord determines, in its discretion, that the Premises, the Landlord or the Landlord’s reputation is placed in any jeopardy by the requirements for any such work, the Landlord may itself undertake such work or any part thereof at the cost and expense of the Tenant.
11.4	Indemnity
          The Tenant shall indemnify and hold harmless the Landlord from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses arising out of or in any way related to any contamination of the Premises in any manner for which the Tenant is legally liable including, without limitation, any personal injury or property damage, a decrease in value of the Premises, damages caused by loss or restriction of rentable or useable space, or any damages caused by adverse impact on marketing of the space, any and all sums paid for settlement of claims and any lawyer’s, consultant’s, agent’s or expert’s fees. The provisions of this Section shall be in addition to any other obligations and liabilities that the Tenant may have to the Landlord at law or equity and shall survive the transactions contemplated herein and the termination of this Lease.
11.5	Ownership of Hazardous substances
          If the Tenant creates or brings to the Premises any Hazardous Substances or if the conduct of the Tenant’s business shall cause there to be any Hazardous Substance at the Premises then, notwithstanding any rule of law to the contrary, such Hazardous Substance shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord notwithstanding the degree of affixation to the Premises of the Hazardous Substances, and notwithstanding the expiry or earlier termination of this Lease.
ARTICLE 12 — CLEANING, REPAIR
12.1	Cleaning
(a)	The Tenant shall keep the Premises and, without limitation, the inside and outside of all glass windows and doors of the Premises and all exterior surfaces of the Premises, in a neat, clean and sanitary condition and shall not allow any refuse, garbage or other loose or objectionable or waste material to accumulate in or about the Premises but rather shall dispose of the same.

(b)	The Tenant shall pay for its own janitorial services, cleaning of debris, removal of garbage and such other costs as may be incurred in cleaning in accordance with this Article.

(c)	In the event the Tenant fails to clean in accordance with this Article upon notice so to do from the Landlord, the Landlord may clean the same and the Tenant shall pay to the Landlord as Additional Rent the cost thereof.
12.2	Tenant’s Repairs
(a)	The Tenant shall repair the Premises, only excepting reasonable wear and tear, but including any damage to or breakage of glass, plate glass, shop windows, mouldings, storefronts, signs, doors, hardware, lighting, wiring, plumbing, improvements, partitions, wall fixtures and all trade fixtures and furnishings of the Tenant or otherwise in or for the Premises and maintain in good condition the interior of the Premises, any appurtenances thereto, any improvements now or hereafter erected or installed therein and any apparatus or equipment of the Tenant therein or therefor.

(b)	The Tenant shall maintain all heating, ventilation, air-conditioning and plumbing facilities within the Premises and all drains therefrom in good repair and working order.

(c)	The Tenant, its employees or agents shall not mark, paint, drill or in any way deface any walls, ceilings, partitions, floors, wood, stone or ironwork without the written approval of the Landlord.
12.3	View Repairs
          The Landlord may enter the Premises at any reasonable time during business hours and at any time during any emergency to view the state of repair and the Tenant shall repair according to notice in writing from the Landlord so to do, subject to the exceptions contained in this Article.
12.4	Landlord may Maintain and Repair
          If the Tenant fails to maintain and repair as required herein and according to notice from the Landlord within fourteen (14) days of receipt thereof, or such shorter period as may be reasonable in the circumstances, the Landlord may complete such maintenance and repair without liability to the Tenant for any loss or damage that may occur to the Tenant’s merchandise, fixtures or other property or to the Tenant’s business by reason thereof, and upon completion thereof, the Tenant shall pay as Additional Rent the Landlord’s cost for conducting such repairs or maintenance.
12.5	Taking of Possession
          The taking of possession of the Premises by the Tenant shall be conclusive evidence against the Tenant, that at the time of taking possession, the Premises were in good and fully satisfactory order and condition.
ARTICLE 13 — ALTERATIONS, FIXTURES
13.1	Tenant’s Alterations
(a)	The Tenant shall not make or cause to be made any alterations, additions or improvements or erect or cause to be erected any partitions or install or cause to be installed any trade fixtures, exterior signs, floor covering, interior or exterior lighting, plumbing fixtures, apparatus for air-conditioning, cooling, heating, illuminating, refrigerating, or ventilating the Premises, shades, awnings, exterior decorations or make any changes to the Premises without first obtaining the Landlord’s written approval thereto.

(b)	When seeking the approval of the Landlord as required by this Article, the Tenant shall present to the Landlord plans and specifications of the proposed work.

(c)	The Tenant shall promptly pay all contractors, material suppliers and workmen so as to minimize the possibility of a lien attaching to the Premises and should any claim or lien be made or filed the Tenant shall discharge the same.
13.2	Removal of Fixtures
(a)	So long as the Tenant is not in default hereunder at the expiration of the Term, the Tenant shall then have the right to remove its trade fixtures from the Premises but shall make good any damage caused to the Premises resulting from the installation or removal thereof; provided that all alterations, additions and improvements constructed and installed in the Premises and attached in any manner to the floors, walls or ceiling, including any floor covering and light fixtures, are hereby deemed not to be trade fixtures and shall remain upon and be surrendered with the Premises, except to the extent the Landlord requires removal thereof.

(b)	If the Tenant fails to remove its trade fixtures and restore the Premises as aforesaid, all such trade fixtures shall become the property of the Landlord except to the extent that the Landlord continues to require removal thereof.

(c)	Should the Tenant abandon the Premises or should this Lease be terminated before the proper expiration of the Term due to a default on the part of the Tenant then, in such event, as of the moment of default by the Tenant, all trade fixtures and furnishings of the Tenant (whether or not attached in any manner to the Premises) shall, except to the extent the Landlord requires the removal thereof, become and be deemed to be the property of the Landlord, without indemnity to the Tenant and as additional liquidated damages in respect of such default but without prejudice to any other right or remedy of the Landlord.

(d)	Notwithstanding that any trade fixtures, alterations, additions, improvements or fixtures are or may become the property of the Landlord, the Tenant shall forthwith remove all or part of the same and shall make good any damage caused to the Premises resulting from the installation or removal thereof, all at the Tenant’s expense, should the Landlord so require by notice to the Tenant.

(e)	If the Tenant, after receipt of a notice from the Landlord, fails to promptly remove any trade fixtures, furnishings, alterations, additions, improvements and fixtures in accordance with such notice, then the Landlord may enter into the Premises and remove therefrom all or part of such trade fixtures, furnishings, alterations, additions, improvements and fixtures without any liability and at the expense of the Tenant, which expense shall forthwith be paid by the Tenant to the Landlord.
13.3	Landlord’s Alterations
          The Landlord reserves the right to:
(a)	make alterations or additions to the structure and facilities of the Premises;
which rights may be exercised by the Landlord in its unfettered discretion and without any claim for damages or indemnification against the Landlord, its employees or agents and without diminution or abatement of rent except during any period of time during which the Tenant is unable to carry on business with the public because of the exercise of such rights by the Landlord.

ARTICLE 14 — SUBSTANTIAL DAMAGE AND DESTRUCTION
14.1	No Abatement
          If during the Term the Premises shall be damaged or destroyed by any cause whatsoever such that the Premises are rendered unfit for occupancy by the Tenant, the rent hereby reserved shall not abate in whole or part except to the extent that such rent is recovered by the Landlord under any policies of insurance against rental loss which the Landlord may have taken out.
14.2	Substantial Damage or Destruction
          In the event of Substantial Damage or Destruction of the Premises, the Landlord may within sixty (60) days after such damage or destruction and on giving thirty (30) days written notice to the Tenant declare this Lease terminated forthwith and in such event, the Term shall be deemed to have expired and the Tenant shall deliver up possession of the Premises accordingly, rent shall be apportioned and shall be payable up to the date of termination stated in such notice and the Tenant shall be entitled to be repaid by the Landlord any rent paid in advance and unearned or an appropriate portion thereof.
ARTICLE 15 — ASSIGNMENT, SUBLETTING, SALE
15.1	Assignment and Subletting
          The Tenant shall not assign this Lease in whole or in part, nor sublet all or any part of the Premises, nor grant any license or part with possession of the Premises or transfer any other right or interest under this Lease, or, if the Tenant is a corporation, cause or permit to occur either directly or indirectly any change in its ownership or control, all without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld or delayed provided the proposed assignment or sublease or change in ownership or control complies with the following provisions:
(a)	notwithstanding any assignment or sublease, the Tenant shall remain fully liable on this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease;

(b)	if the Lease is assigned or if the Premises or any part thereof are sublet or occupied by anyone other than the Tenant, then the Landlord may collect rent directly from the assignee, subtenant or occupant, and apply the net amount collected, or the necessary portion thereof, to the rent herein reserved;

(c)	no assignment or sublease shall be made or proposed other than to substantial and responsible persons, firms, partnerships or bodies corporate who are experienced in and agree to carry on the type of business conducted in the Premises by the Tenant, as set forth in Section 1.1(h), and who undertake in favour of the Landlord to perform and observe the obligations of the Tenant hereunder by entering into an assumption agreement directly with the Landlord;

(d)	the prohibition against assigning or subletting without the consent required by this Article shall be construed to include a prohibition against any assignment or sublease by operation of law;

(e)	the consent by the Landlord to any assignment or sublease shall not constitute a waiver of the necessity of such consent to any subsequent assignment or sublease.

15.2	Sale by Landlord
          In the event of a sale by the Landlord of any portion or all its interest in the Premises, the Landlord shall thereafter be entirely relieved of the performance of all terms, covenants and obligations thereafter to be performed by the Landlord under this Lease, to the extent of the interest or portion so sold or transferred and it shall be deemed and construed without further agreement between the parties that the purchaser or transferee, as the case may be, has assumed and agreed to carry out any and all covenants of the Landlord hereunder.
ARTICLE 16 — INDEMNITY, LIENS
16.1	Tenant’s Indemnity
          The Tenant shall at all times during the Term, indemnify and save harmless the Landlord of and from all loss and damage and all actions, claims, costs, demands, expenses, fines, liabilities and suits of any nature whatsoever for which the Landlord shall or may become liable, incur or suffer by reason of a breach, violation or nonperformance by the Tenant of any covenant, term or provision hereof or by reason of any builders’ or other liens for any work done or materials provided or services rendered for alterations, improvements or repairs to the Premises, made by or on behalf of the Tenant, or by reason of any injury occasioned to or suffered by any person or damage to any property, by reason of any wrongful act or omission, default or negligence on the part of the Tenant or any of its agents, concessionaires, contractors, customers, employees, invitees or licensees in or about the Premises.
16.2	Personal Injury and Property Damage
The Landlord shall not be liable or responsible for:

(a)	any personal injury or consequential damage of any nature whatsoever, however caused, that may be suffered or sustained by the Tenant or by any other person who may be upon the Premises; or

(b)	any loss or damage of any nature whatsoever, howsoever caused, to the Premises, any property belonging to the Tenant or to any other person while such property is in or about the Premises.
16.3	Liens
          The Tenant shall, immediately upon demand by the Landlord, remove or cause to be removed, and thereafter institute and diligently prosecute any action pertinent thereto, any builders’ or other lien or claim of lien noted or filed against or otherwise constituting an encumbrance on any title of the Landlord. Without limiting the foregoing obligations of the Tenant, the Landlord may cause the same to be removed, in which case the Tenant shall pay to the Landlord as Additional Rent the cost thereof, including the Landlord’s complete legal costs.
16.4	Granting of Security Interest
(a)	The Tenant shall not grant a Security Interest in any goods that have become affixed to the Premises, and the Tenant shall not affix to the Premises any goods which are subject to a Security Interest.

(b)	The Tenant shall not permit any notice claiming a Security Interest in any fixture to be registered against title to the Premises and shall, immediately upon demand by the Landlord, remove or cause to be removed any such notice and institute and diligently prosecute any proceedings pertinent thereto.
ARTICLE 17 — DEFAULT, REMEDIES, TERMINATION
17.1	Default
If and whenever:

(a)	the Tenant shall be in default in the payment of any money, whether hereby expressly reserved or deemed as rent, or any part thereof, and such default shall continue for ten (10) days following any specific due date on which the Tenant is to make such payment or, in the absence of such specific due date, for the ten (10) days following written notice by the Landlord requiring the Tenant to pay the same; or

(b)	the Tenant’s leasehold interest hereunder, or any goods, chattels or equipment of the Tenant located in the Premises shall be taken or seized in execution or attachment, or if any writ of execution shall issue against the Tenant and not be discharged within twenty-one (21) days of its issuance, or the Tenant shall become insolvent or commit an act of bankruptcy or become bankrupt or take the benefit of any Act that may be in force for bankrupt or insolvent debtors or become involved in voluntary or involuntary winding up, dissolution or liquidation proceedings, or if a receiver or receiver and manager shall be appointed for the affairs, business, property or revenues of the Tenant; or

(c)	the Tenant shall fail to commence, diligently pursue and complete the Tenant’s work to be performed pursuant to any agreement to lease pertaining to the Premises or other agreement signed by the parties or fail to open for business when required by the provisions of this Lease, or vacate or abandon the Premises or fail or cease to operate pursuant to the provisions of this Lease or otherwise cease to conduct business from the Premises, or use or permit or suffer the use of the Premises for any purposes other than as allowed pursuant to this Lease, or fail to remedy or rectify any act or omission hereunder, or if the Tenant should make a bulk sale of its goods and assets which has not been consented to by the Landlord, or move or commence, attempt or threaten to move its goods, chattels and equipment out of the Premises other than in the routine and ordinary course of its business; or

(d)	the Tenant makes a sale in bulk out of the ordinary course of business of any of its assets, wherever situated (other than a bulk sale made to an assignee or sublessee pursuant to a permitted assignment or subletting hereunder and pursuant to the Bulk Sales Act of Alberta); or

(e)	the Tenant sells or disposes of the trade fixtures, goods or chattels of the Tenant or removes them from the Premises so that there would not in the event of such sale or disposal be sufficient trade fixtures, goods or chattels of the Tenant on the Premises subject to distress to satisfy all rent due or accruing hereunder for a period of at least twelve (12) months; or

(f)	the Premises become and remain vacant for a period of five (5) consecutive days or are used by any persons other than such as are entitled to use them hereunder; or

(g)	the Tenant assigns, transfers, encumbers, sublets or permits the occupation or use or the parting with or sharing possession of all or any part of the Premises by anyone except in a manner permitted by this Lease; or

(h)	re-entry is permitted under any other term of this Lease; or

(i)	the Tenant fails to observe, perform or keep each and every of the covenants, agreements, stipulations, obligations, conditions and other provisions of this Lease to be observed, performed and kept by the Tenant and persists in such default, in the case of monetary payments, beyond the ten (10) day period stipulated in paragraph (a) aforesaid or, in the case of any other default, after ten (10) days written notice from the Landlord requiring that the Tenant remedy, correct or comply or, in the case of any such default which would reasonably require more than ten (10) days to rectify, unless the Tenant shall commence rectification within the said ten (10) day notice period and thereafter promptly and diligently and continuously proceed with the rectification of any such default;
then, and in each of such cases, and at the option of the Landlord and in addition to any other rights or remedies the Landlord may have pursuant to this Lease or at law, the Landlord may, immediately re-enter upon the Premises and may expel all occupants thereof and remove all property from the Premises and such property may be removed and sold or disposed of by the Landlord in such manner as it deems advisable, including by private sale, or may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without service of notice or resort to legal process and without the Landlord being considered guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. If the Landlord elects to re-eater the Premises as herein provided, or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time without terminating this Lease, make such alterations and repairs as are necessary in order to relet the Premises, or any part thereof, for such term or terms (which may be for a term extending beyond the Term) and at such rent and upon such other terms, covenants and conditions as the Landlord in its sole discretion considers advisable.
17.2	Landlord may Perform
          If the Tenant shall fail to observe, perform or keep any of the provisions of this Lease to be observed, performed and kept by the Tenant, the Landlord may, but shall not be obliged to, at its discretion and without prejudice to any other right, claim or action it may have, rectify the default of the Tenant, whether or not performance by the Landlord on behalf of the Tenant is otherwise expressly referred to in the applicable Section of this Lease. For such purpose the Landlord may make any payment or do or cause to be done such things as may be required including, without limiting the generality of the foregoing, entry upon the Premises. Any such performance by or at the behest of the Landlord shall be at the expense of the Tenant and the Tenant shall pay to the Landlord as Additional Rent the cost thereof.
17.3	Distress
          If and whenever the Tenant shall be in default in the payment of any money, whether hereby expressly reserved or deemed as rent, or any part thereof, the Landlord may, without notice or any form of legal process whatever, enter upon the Premises and seize, remove and sell by judicial or formal process or by private sale the Tenant’s goods, chattels and equipment therefrom or seize, remove and sell, by judicial or formal process or by private sale, any goods, chattels and equipment at any place to which the Tenant or any other person may have removed them, in the same manner as if they had remained and been distrained upon the Premises, all notwithstanding any rule of law or equity to the contrary, and the Tenant hereby waives and renounces the benefit of any present or future statute or law limiting or eliminating the Landlord’s right of distress or sale.
17.4	Costs and Interest
          All costs, expenses and expenditures of the Landlord, incurred upon any default by the Tenant hereunder, including, without limitation, the legal costs incurred by the Landlord on an indemnification basis as between solicitor and his own client shall, forthwith on demand, be paid by the Tenant to the Landlord as Additional Rent. All rent and other sums due to the Landlord pursuant to the terms of this Lease shall be paid by the Tenant promptly when due, and if not so paid, shall bear interest from their respective due dates at the rate of five (5%) per cent per annum above the then existing Bank of Canada Prime Rate, both before and after default, demand and judgment.
17.5	Vacate Upon Termination, Survival
          At the termination of this Lease, whether by affluxion of time or otherwise, the Tenant shall vacate and deliver up possession of the Premises in the same state and condition as they where in upon delivery of possession to the Tenant, subject to the exceptions from the Tenant’s obligation to repair and subject to the Tenant’s rights and obligations in respect of removal and the Tenant shall thereupon surrender all keys to the Premises to the Landlord at the place then fixed for payment of rent and shall inform the Landlord of all combinations on locks, safes and vaults, if any, in the Premises. The indemnity agreements contained in this Lease shall survive the termination of this Lease.
17.6	Additional Rights on Re-Entry

If the Landlord shall re-enter the Premises or terminate this Lease, then:
(a)	notwithstanding any such re-entry, termination, or the Term thereby becoming forfeited and void, the provisions of this Lease relating to the consequences of termination shall survive;

(b)	the Landlord may use such force as it may deem necessary, for the purpose of gaining admittance to and retaking possession of the Premises and the Tenant hereby releases the Landlord from all actions, proceedings, claims and demands whatsoever for or in respect of any such forcible entry or any loss or damage in connection therewith or consequential thereupon;

(c)	the Landlord may relet the Premises or any part thereof for a term or terms which may be less or greater than the balance of the Term and may grant reasonable concessions in connection therewith; and

(d)	the Tenant shall pay to the Landlord on demand:
(i)	rent and all other amounts payable hereunder up to the time of re-entry or to termination, whichever shall be the later; and

(ii)	such reasonable expenses as the Landlord may incur or has incurred in connection with the re-entering, terminating, reletting, collecting sums due or payable by the Tenant, realizing upon assets seized, including without limitation brokerage, legal fees and disbursements on an indemnification basis as between a solicitor and his own client, and the expenses of keeping the Premises in good order, repairing the same and preparing them for reletting; and

(iii)	at the Landlord’s option, either of the following:
(A)	as liquidated damages for the loss of rent and other income of the Landlord expected to be derived from the Lease during the period which would have constituted the unexpired portion of the Term had it not been terminated, the greater of:
(I)	an amount determined by reducing to present worth at an assumed interest rate of ten (10%) per cent per annum all Minimum Rent and Additional Rent to become payable during the period which would have constituted the unexpired portion of the Term, such determination to be made by the Landlord, who may make reasonable estimates of when any such other amounts would have become payable and may make such other assumptions of fact as may be reasonable in the circumstances; and

(II)	an amount equal to accelerated Minimum Rent and Additional Rent for a period of six (6) months; or
(B)	damages on the footing of a present recovery of damages for loss of the benefit of the Lease over its unexpired Term, without any requirement in law or in equity imposed upon the Landlord to notify the Tenant prior to, concurrently with, or at any time following the exercise of the option of the Landlord to terminate this Lease that the Landlord intends to claim such damages from the Tenant.
17.7	No Waiver
          No provision of this Lease shall be deemed to have been waived by the Landlord unless a written waiver from the Landlord has first been obtained and, without limiting the generality of the foregoing, no acceptance of rent subsequent to any default and no condoning, excusing or overlooking by the Landlord on previous occasions of any default nor any earlier written waiver shall be taken to operate as a waiver by the Landlord or in any way to defeat or affect the rights and remedies of the Landlord.
17.8	Remedies Cumulative
          No reference to or exercise of any specific right or remedy by the Landlord shall prejudice or preclude the Landlord from any other remedy, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy, but the Landlord may from time to time exercise any one (1) or more of such remedies independently or in combination. Without limiting the generality of the foregoing, the Landlord shall be entitled to commence and maintain an action against the Tenant to collect any rent not paid when due, without exercising the option to terminate this Lease.
17.9	Holding Over
          If the Tenant continues to occupy the Premises with the written consent of the Landlord after the expiration or other termination of the Term, then, without any further written agreement, the Tenant shall be a tenant from month to month at the aggregate of:
(a)	a minimum monthly rent equal to one hundred and twenty (120%) per cent of the monthly Minimum Rent prevailing immediately prior to expiration or termination;

(b)	Additional Rent as herein provided;
and subject always to all of the other provisions in this Lease insofar as the same are applicable to a month to month tenancy and a tenancy from year to year shall not be created by implication of law; provided that if the Tenant continues to occupy the Premises without the written consent of the Landlord at the expiration or other termination of the Term, then the Tenant shall be a tenant at will and shall pay to the Landlord, as liquidated damages and not as rent, an amount equal to the aggregate set forth above during the period of such occupancy, accruing from day to day and adjusted pro rata accordingly and subject always to all of the other provisions of this Lease insofar as they are applicable to a tenancy at sufferance and a tenancy from month to month or from year to year shall not be created by implication of law; provided that nothing herein contained shall preclude the Landlord from taking action for recovery of possession of the Premises.
17.10	Failure to Pay

          Should the Tenant fail to make any payment required by the Tenant pursuant to this Lease, the Landlord may, without prejudice to any other right or remedy of the Landlord, pay all or part of such required payment without prior notice to the Tenant and recover such payment from the Tenant as Additional Rent.
17.11	Charge on Property of Tenant
          As security for the payment and performance of all debts, dues and obligations of the Tenant under this Lease the Tenant hereby grants in favour of the Landlord a fixed and paramount mortgage and charge and grants to the Landlord a Security Interest in all goods, stock-in-trade, inventory, fixtures, equipment, chattels and facilities of the Tenant and the said goods, stock-in-trade, inventory, fixtures, equipment, chattels or facilities shall not be removed by the Tenant unless otherwise permitted in writing by the Landlord. The provisions of this Article and the mortgage and charge hereby conferred shall survive expiration of the Term or earlier termination of this Lease.
ARTICLE 18 — GENERAL PROVISIONS
18.1	Time

Time shall be of the essence hereof.

18.2	Notices

Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if:
(a)	personally delivered to the party to whom it is intended or if such party is a corporation to an officer of that corporation; or

(b)	mailed by prepaid registered mail, transmitted by facsimile or delivered, to the address or facsimile number of the party to whom it is intended as follows:
(i)	if to the Landlord, at the address or number set forth in Section 1.1 (a)(ii);

(ii)	if to the Tenant, to the Premises or to the address or number set forth in Section l.l (b)(ii);
or to such other address or number as a party may from time to time direct in writing.
Any notice delivered before 4:30 p.m. local time on a Business Day shall be deemed to have been received on the date of delivery and any notice delivered after 4:30 p.m. local time on a Business Day or delivered on a day other than a Business Day, shall be deemed to have been received on the next Business Day. Any notice mailed shall be deemed to have been received seventy two (72) hours after the date it is postmarked. Any notice sent by fecsimile before 4:30 p.m. local time on a Business Day shall be deemed to have been received when the sender receives the answer back confirming receipt by the recipient; provided, however, that any facsimile received after 4:30 p.m. local time on a Business Day or received on a day other than a Business Day shall be deemed to have been received on the next Business Day. If normal mail or communications service is interrupted by strike, slow-down, force majeure or other cause after the notice has been sent the notice will not be deemed to have been received until actually received. In the event normal mail service is impaired at the time of sending the notice, then personal delivery or facsimile transmission only shall be effective.
18.3	Extended Meanings

          “Hereof”, “herein”, “hereunder” and similar expressions used anywhere in this Lease relate to the whole of this Lease and not to any particular section or subsection, unless otherwise expressly provided. The use of the neuter singular pronoun to refer to the Landlord or the Tenant is deemed a proper reference even though the Landlord or the Tenant is an individual, partnership, corporation or a group of two (2) or more individuals, partnerships or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one (1) landlord or tenant and to either corporations, associations, partnerships or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.
18.4	No Transfer on Bankruptcy
          Neither this Lease nor any interest of the Tenant herein nor any estate hereby created will pass or enure to the benefit of any trustee in bankruptcy or any receiver or any assignee for the benefit of creditors of the Tenant or otherwise by operation of law.
18.5	Successors Bound
          All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties and if there is more than one (1) party described in Section 1.1(b), they shall all be bound jointly and severally by the terms, covenants and agreements herein on the part of the Tenant. No rights, however shall enure to the benefit of any assignee of the Tenant unless the assignment to such assignee has been first approved by the Landlord. All covenants, agreements, stipulations, obligations and other provisions of this Lease to be observed, performed and kept by the Tenant shall run with the land and therefore be enforceable by all the successors of the Landlord.
18.6	Headings
          The headings in this Lease have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Lease or any provisions hereof.
18.7	Tenant’s Acceptance
          The Tenant hereby accepts this Lease of the Premises, to be held by the Tenant, subject to the conditions, restrictions and covenants set forth herein.
          IN WITNESS WHEREOF the parties hereto have executed this Lease as of the day and year first above written.

NORTH AMERICAN CONSTRUCTION GROUP INC.

Per :	/s/ [ILLEGIBLE]

ACHESON PROPERTIES LTD.

Per:	/s/ [ILLEGIBLE]

SCHEDULE “A”

Legal Description:	Lot 5, block S, Plan 79R05960 Extension 0, Surface Parcel 110859565 Regina, Saskatchewan

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(a)	To the extent that the following costs are incurred or facilities supplied, the cost of lighting, heating, ventilating, air conditioning and supplying water and other utilities to the Common Areas; cleaning; janitorial services; snow and ice removal; striping and repairing Parking Areas; supervising, policing and security; painting; planting and landscaping; maintenance, repairs and replacements to the apparatus for heating, ventilating and air-conditioning installed in the Premises; operating and maintaining the garbage compaction equipment; repairs and replacements to the Premises, other than Structural Repairs but including any changes required by any governmental or other agency regulating operation of the Premises; business taxes, place of business taxes and any other taxes levied in respect of or fairly attributable to the Common Areas; Property Taxes, if not already included in Additional Rent pursuant to any provision of the Lease; costs of appeals against assessments for Property Taxes; insurance premiums; supplies; all office expenses and personnel wages; employee benefits and payroll expenses; all railroad spur track fees, costs and expenses whatsoever; plus

(b)	periodic depreciation of the machinery, equipment and fixtures which by their nature require periodic or substantial replacement calculated on the basis of the cost of the said machinery, equipment and fixtures being fully depreciated over the useful life thereof as determined by the Landlord or a qualified consultant retained by the Landlord for such purpose; and
There shall be excluded from Operating Costs without duplication:
(c)	periodic depreciation on the capital cost to the Landlord of the Premises at the time that the Premises were first constructed, except as expressly set out above;

(d)	payments of principal and interest under any mortgages on the Premises;

(e)	corporate, income, profits;

(f)	the costs of repair of damage, to the extent that insurance proceeds are actually recovered by the Landlord in respect thereof;

(g)	items that are the responsibility of the tenants of the Premises pursuant to their respective leases with the Landlord.
7. Parking Areas means the paved portions of the Premises which have been or are to be allocated for the parking of motor vehicles, as from time to time altered, reconstructed or expanded, and includes entrances, roads and other means of access thereto and any parking structures or other parking facilities from time to time constructed.
8. Premises means the lands set out in Section 1.1 (d), more or less and all structures and improvements from time to time erected thereon and their appurtenances, all as the same may be expanded or altered in accordance with this Lease from time to time.
9. Property Taxes means all general, special, local improvement, school and water taxes, levies, rates and charges from time to time imposed against the Premises, or any part thereof, by municipal or other governmental authorities having jurisdiction, together with the costs of contesting or negotiating the same, but exclusive of income taxes, business taxes, place of business taxes, estate, inheritance, succession, capital levy or transfer tax. (Should it be found that due to changes in the method of levying or collection of any tax, levy, rate or charge to be imposed upon the Premises, or any part thereof, or should any new tax, levy, rate or charge be levied or imposed in lieu of or in addition to those contemplated by the above

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definition, the Landlord and the Tenant hereby agree to negotiate an amendment or new provision to this Lease as is necessary to deal with such tax, levy, rate or charge, in an equitable manner so as to obviate any injustice or inequity which shall have arisen and should the Landlord and the Tenant fail to agree on such amendment or new provision the same shall be settled by arbitration in accordance with the Arbitration Act of the jurisdiction governing this Lease, and amendments thereto, or any like statute in effect from time to time).
10. Sales Tax means any sales, tax, business transfer tax, value added tax or any similar tax imposed against the Landlord or the Tenant by the Government of Canada, or any provincial or municipal government, to the extent that such tax is imposed against the Landlord or the Tenant or is required to be paid or collected by the Landlord by reason of any payment by the Tenant to the Landlord pursuant to any provision of this Lease.
11. Security Deposit means the sum of money specified in Section 1.1 (g), to be held by the Landlord in accordance with the terms of this Lease.
16. Security Interest means an interest in goods, chattel paper, a security, a document of title, an instrument, money or an intangible, that secures payment or performance of an obligation as more specifically defined in the Personal Property Security Act of Alberta, any amendments there or replacement thereof.
17. Structural Repairs means only repairs to the foundations, the structural subfloors, columns and beams and the structural portions of bearing walls and roofs of the Premises and specifically excludes maintenance of every kind.
18. Substantial Damage or Destruction means such damage as, in the opinion of the Landlord’s architect, requires substantial alteration or reconstruction of the Premises or of such other portion of the Premises or such damage to the Premises as cannot be repaired within a period of one hundred and eighty (180) days from the time of such damage to the state wherein the Tenant could use substantially all of the Premises for its business.
19. Tenant means the party or parties described in Section 1.1 (b) and the heirs, executors, administrators, successors and permitted assigns thereof.